Exhibit 99.1

DCP MIDSTREAM, LP REPORTS STRONG THIRD QUARTER 2017 RESULTS
DENVER, November 7, 2017 (GLOBE NEWSWIRE) - DCP Midstream, LP (NYSE: DCP), or DCP, today reported its financial results for the three and nine months ended September 30, 2017.
HIGHLIGHTS

•
Reported net (loss) income attributable to partners of $(20) million and $169 million for the three and nine months ended September 30, 2017, or $(0.41) and $0.33 per basic and diluted limited partner unit, respectively.

•	Reported adjusted EBITDA of $276 million and $737 million for the three and nine months ended September 30, 2017, respectively.

•	Generated distributable cash flow of $187 million and $467 million for the three and nine months ended September 30, 2017, respectively.

•	Distribution coverage ratio was 1.21 times for the three months ended September 30, 2017.

•
Achieved record NGL throughput of 193 thousand barrels per day (MBpd) on the Sand Hills NGL pipeline, net to DCP's two-thirds interest, during the three months ended September 30, 2017, up more than 15 percent from the same period in 2016.

•	Achieved record wellhead volumes of 863 million cubic feet per day (MMcf/d) in the DJ Basin during the three months ended September 30, 2017, up 10 percent from the same period in 2016.

THIRD QUARTER 2017 SUMMARY FINANCIAL RESULTS

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2017		2016 (2)	2017		2016 (2)
	(Unaudited)
	(Millions, except per unit amounts)

Net (loss) income attributable to partners	$(20)		$89	$169		$132
Net (loss) income per limited partner unit - basic and diluted	$(0.41)		$0.78	$0.33		$1.26
Adjusted EBITDA(1)	$276		$244	$737		$777
Distributable cash flow(1)	$187	$	**	$467	$	**

(1)
This press release includes the following financial measures not presented in accordance with U.S. generally accepted accounting principles, or GAAP: adjusted EBITDA, distributable cash flow, adjusted segment EBITDA, forecasted adjusted EBITDA and forecasted distributable cash flow. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measure under “Reconciliation of Non-GAAP Financial Measures” in schedules at the end of this press release.

(2)
Includes the DCP Midstream Business, which DCP acquired in January 2017 (the "Transaction"), retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method.

** Distributable cash flow for prior periods has not been calculated under the pooling method.

CEO'S PERSPECTIVE
“We had a strong quarter generating third quarter distributable cash flow of $187 million. During the quarter, our industry and communities were impacted by hurricane Harvey and I am extremely proud of the response by our employees.  Through their efforts and determination we were able to minimize the impacts of the storm to our customers, assets and operating results," said Wouter van Kempen, chairman, CEO and president of DCP. "As we look out to 2018 and beyond, we are seeing signposts of an improving industry environment and we are excited about our logistics and gathering and processing growth projects that will continue to add to our fee based margins and provide strong returns."
ADVANCING DCP'S DISCIPLINED GROWTH STRATEGY IN ITS STRONGEST BASINS
Permian Growth Projects
Sand Hills
The following 2017 and 2018 Sand Hills expansions are expected to increase current capacity by 60+ percent to meet growing market demand.

•
The 2017 Sand Hills natural gas liquids (NGL) pipeline capacity expansion to 365 MBpd to meet growth in the Permian Basin is underway, with two pumps placed into service during the third quarter increasing capacity to 285 MBpd. The full 85 MBpd of capacity expansion is expected to be in service late fourth quarter of 2017 or early first quarter of 2018, for an estimated cost of $70 million, net to DCP's two-thirds interest.

•
The 2018 Sand Hills expansion announced in May 2017 is progressing and is expected to further increase capacity by 85 MBpd to approximately 450 MBpd via partial looping of the pipeline and the addition of new pump stations. This expansion is expected to be in service in the third quarter of 2018, for an estimated cost of $300 million, net to DCP's two-thirds interest.

Gulf Coast Express

•
DCP signed a letter of intent with respect to the joint development of the Gulf Coast Express pipeline project (GCX project) with Kinder Morgan Texas Pipeline LLC and Targa Resources Corp., which would provide an outlet for increased natural gas production from the Permian Basin to growing markets along the Texas Gulf Coast. The capacity of the GCX project is expected to be 1.92 Bcf/d. The mostly 42-inch pipeline would traverse approximately 500 miles and be in service in the second half of 2019, pending final shipper commitments and a final investment decision by all three entities. Under the terms of the letter of intent, DCP would own a 25 percent equity interest in the project and would commit significant volumes.

DJ Basin Growth Projects
DCP is increasing processing and bypass capacity in the DJ Basin by about 50 percent to approximately 1.2 Bcf/d in 2019. To support expansion of natural gas gathering and processing capacity in the DJ Basin, DCP and several key producers have entered into agreements whereby producers will provide long-term minimum volume commitments with minimum fees.

•
DCP has started construction of its 200 MMcf/d Mewbourn 3 plant and additional compression and gathering infrastructure. The plant and gathering infrastructure are expected to be in service in the fourth quarter of 2018 for an estimated cost of $395 million.

•
DCP is moving forward with the 200 MMcf/d O'Connor 2 plant, its eleventh plant in the DJ Basin. The O'Connor 2 plant and associated gathering infrastructure are expected to be in service in mid-2019 for an estimated cost of $350 million to $400 million.

•
DCP holds an option to invest in the Cheyenne Connector Pipeline, a joint development project with Tallgrass Energy Partners, LP and Western Gas Partners, LP. The Cheyenne Connector Pipeline's initial capacity is expected to be at least 600 MMcf/d and will transport natural gas approximately 70 miles from the DJ Basin area to the Rockies Express Pipeline's ("REX") Cheyenne Hub where it can then be delivered to numerous demand markets across the country on either REX or other interconnected pipelines. The pipeline is expected to be in service in the third quarter of 2019, pending final shipper commitments.

2017 OUTLOOK
DCP is on track to achieve its 2017 forecasted adjusted EBITDA and distributable cash flow guidance ranges of $940 to $1,110 million and $545 to $670 million, respectively. Maintenance capital expenditures are expected to be at the low end of DCP's $100 million to $145 million 2017 forecast range and growth capital expenditures are expected to be at the higher end of its $325 million to $375 million 2017 forecast range.
DISTRIBUTIONS AND IDR GIVEBACK
On October 19, 2017, DCP announced a quarterly distribution of $0.78 per limited partner unit. This distribution remains unchanged from the previous quarter.
Phillips 66 and Enbridge, Inc. (Owners) have agreed, if required, to provide a reduction to incentive distributions payable to DCP's general partner under the partnership agreement of up to $100 million annually through 2019 to target an approximate 1.0 times annual distribution coverage ratio, which provides downside protection for limited partners.
Under the terms of DCP's amended partnership agreement, the amount of incentive distributions paid to the general partner will be evaluated by the general partner on both a quarterly and annual basis and may be reduced each quarter by an amount determined by the general partner (the "IDR giveback"). If no determination is made by the general partner, the quarterly IDR giveback will be $20 million. The IDR giveback of up to $100 million annually     will be subject to a true-up at the end of the year by taking the total distributable cash flow (as adjusted under the amended partnership agreement), less the total annual distribution payable to unitholders, adjusted to target an approximate 1.0 times distribution coverage ratio.
DCP generated distributable cash flow of $187 million and $467 million for the three and nine months ended September 30, 2017, respectively. In accordance with the amended partnership agreement, distributions declared were $155 million and $424 million for the three and nine months ended September 30, 2017, respectively, resulting in a distribution coverage ratio of 1.21 times for the third quarter 2017 and 1.01 times, without IDR giveback for the nine months ended September 30, 2017.

THIRD QUARTER 2017 OPERATING RESULTS BY BUSINESS SEGMENT
Gathering and Processing
Gathering and Processing Segment net income attributable to partners for the three months ended September 30, 2017 and 2016 was $29 million and $134 million, respectively.
Adjusted segment EBITDA increased to $220 million for the three months ended September 30, 2017, from $217 million for the three months ended September 30, 2016, reflecting higher commodity prices, net of hedges, stronger performance from DCP's DJ Basin system in its North region, which benefited from higher margins and NGL recoveries, and higher margins from contract realignment efforts in the Permian and Midcontinent regions. These increases were partially offset by lower volumes across DCP's South, Midcontinent and Permian regions primarily due to reduced drilling activity in prior periods and the impact of hurricane Harvey and higher costs associated with increased asset reliability and planned maintenance spending associated with anticipated volume growth.
Earnings and distributions from DCP's Discovery investment were also negatively impacted by lower production volumes from wells feeding Discovery's Keathley Canyon connector. These continued production and operational challenges from two large producing wells are anticipated to negatively impact DCP's full year 2018 earnings and distributions from Discovery by approximately $30 million to $40 million compared to 2017.
Logistics and Marketing
Logistics and Marketing Segment net income attributable to partners for the three months ended September 30, 2017 and 2016 was $99 million and $103 million, respectively.
Adjusted segment EBITDA increased to $124 million for the three months ended September 30, 2017, from $95 million for the three months ended September 30, 2016, reflecting an increase in realized gas marketing settlements related to DCP's commodity derivative program around its natural gas storage assets, higher NGL marketing margins associated with market volatility, and higher equity earnings and distributions from Sand Hills primarily due to the 2016 and 2017 capacity expansions and volume ramp associated with Permian growth. These increases were partially offset by the impact of hurricane Harvey on Sand Hills, Southern Hills and the Mont Belvieu fractionators associated with NGL takeaway constraints and a decrease in natural gas storage volumes.
Other
Corporate general and administrative expense for the three months ended September 30, 2017 was higher compared to the same period in 2016 primarily as a result of investment in technology and innovation to drive greater productivity, reliability and efficiency. Interest expense for the three months ended September 30, 2017 decreased compared to 2016 as a result of lower average outstanding debt balances.
CAPITALIZATION, LIQUIDITY AND FINANCING
At September 30, 2017, DCP had $5,225 million of total principal long-term debt outstanding, including $500 million of current maturities due in December 2017. The total debt outstanding includes $550 million of junior subordinated notes which are excluded from debt under DCP's credit facility leverage ratio calculation.

DCP has an approximately $1.4 billion senior unsecured revolving credit agreement that matures on May 1, 2019, or the Credit Agreement. The Credit Agreement is used for working capital requirements and other general partnership purposes including growth and acquisitions. As of September 30, 2017, total available revolver capacity was $1,373 million net of $25 million of letters of credit. The financial covenants set forth in the Credit Agreement limit DCP's ability to incur incremental debt by $1,373 million as of September 30, 2017. DCP's leverage ratio pursuant to its Credit Agreement for the quarter ended September 30, 2017, was approximately 4.3 times. The effective interest rate on DCP's overall debt position, as of September 30, 2017, was 5.5% percent. As of September 30, 2017, DCP had cash of $312 million.
During the third quarter of 2017, DCP did not issue any equity to the public.
CAPITAL EXPENDITURES AND INVESTMENTS
During the three and nine months ended September 30, 2017, DCP had expansion capital expenditures and equity investments totaling $107 million and $261 million, respectively, and maintenance capital expenditures totaling $20 million and $64 million, respectively.
COMMODITY DERIVATIVE ACTIVITY
For the three and nine months ended September 30, 2017, commodity derivative activity and total revenues included non-cash unrealized losses of $59 million and gains of $1 million, respectively, and non-cash unrealized gains of $9 million and losses of $80 million for the three and nine months ended September 30, 2016, respectively. Net hedge cash settlements for the three and nine months ended September 30, 2017, were receipts of $16 million and $9 million, respectively. Net hedge cash settlements for the three and nine months ended September 30, 2016, were receipts of $6 million and $90 million, respectively.
The objective of DCP's commodity risk management program is to protect downside risk in its distributable cash flow. DCP also manages commodity price risk related to its natural gas storage and pipeline assets through its commodity derivative program. The commercial activities related to DCP's natural gas storage and pipeline assets primarily consist of locking in spreads associated with the purchase and sale of gas. DCP utilizes mark-to-market accounting treatment for its commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing DCP's commodity derivative instruments based on futures pricing at the end of the period creates assets or liabilities and associated non-cash gains or losses. Realized gains or losses from cash settlement of the derivative contracts occur monthly as DCP's physical commodity sales are realized or when DCP rebalances its portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of DCP's commodity derivative instruments do not affect its distributable cash flow.

EARNINGS CALL
DCP will host a conference call webcast tomorrow, November 8, at 11:00 a.m. ET, to discuss its third quarter 2017 results. The live audio webcast of the conference call and presentation slides can be accessed through the Investors section on the DCP website at www.dcpmidstream.com and the conference call can be accessed by dialing (844) 233-0113 in the United States or (574) 990-1008 outside the United States. The conference confirmation number is 99325280. A replay of the audio webcast will also be available by accessing the Investors section on the DCP website at www.dcpmidstream.com.
NON-GAAP FINANCIAL INFORMATION
This press release and the accompanying financial schedules include the following non-GAAP financial measures: adjusted EBITDA, distributable cash flow, adjusted segment EBITDA, forecasted adjusted EBITDA and forecasted distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. DCP's non-GAAP financial measures should not be considered in isolation or as an alternative to its financial measures presented in accordance with GAAP, including operating revenues, net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by DCP may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.
DCP defines adjusted EBITDA as net income or loss attributable to partners adjusted for (i) distributions from unconsolidated affiliates, net of earnings (ii) depreciation and amortization expense, (iii) net interest expense, (iv) noncontrolling interest in depreciation and income tax expense, (v) unrealized gains and losses from commodity derivatives, (vi) income tax expense or benefit, (vii) impairment expense and (viii) certain other non-cash items. Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of DCP's ongoing operations. Management believes these measures provide investors meaningful insight into results from ongoing operations.
The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices.
Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as a supplemental performance measure by DCP's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others to assess:

•	financial performance of DCP's assets without regard to financing methods, capital structure or historical cost basis;

•	DCP's operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities;

•	performance of DCP's business excluding non-cash commodity derivative gains or losses; and

•
in the case of Adjusted EBITDA, the ability of DCP's assets to generate cash sufficient to pay interest costs, support its indebtedness, make cash distributions to its unitholders and general partner, and pay maintenance capital expenditures.

DCP defines adjusted segment EBITDA for each segment as segment net income or loss attributable to partners adjusted for (i) distributions from unconsolidated affiliates, net of earnings (ii) depreciation and amortization expense, (iii) net interest expense, (iv) noncontrolling interest in depreciation and income tax expense, (v) unrealized gains and losses from commodity derivatives (vi) income tax expense or benefit, (vii) impairment expense and (viii) certain other non-cash items. Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations for that segment.
DCP defines distributable cash flow as adjusted EBITDA less maintenance capital expenditures, net of reimbursable projects, interest expense and certain other items.
Maintenance capital expenditures are cash expenditures made to maintain DCP's cash flows, operating capacity or earnings capacity. These expenditures add on to or improve capital assets owned, including certain system integrity, compliance and safety improvements. Maintenance capital expenditures also include certain well connects, and may include the acquisition or construction of new capital assets. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices and interest rates. DCP compares the distributable cash flow it generates to the cash distributions it expects to pay to its partners. Using this metric, DCP computes its distribution coverage ratio. Distributable cash flow is used as a supplemental liquidity and performance measure by DCP's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess DCP's ability to make cash distributions to its unitholders and its general partner.
ABOUT DCP MIDSTREAM, LP
DCP Midstream, LP (NYSE: DCP) is a midstream master limited partnership, with a diversified portfolio of assets, engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and recovering and selling condensate. DCP owns and operates more than 60 plants and 63,000 miles of natural gas and natural gas liquids pipelines, with operations in 17 states across major producing regions and leads the midstream segment as one of the largest natural gas liquids producers and marketers and one of the largest natural gas processors in the U.S. Denver, Colorado based DCP is managed by its general partner, DCP Midstream GP, LP, which is managed by its general partner, DCP Midstream GP, LLC, which is 100% owned by DCP Midstream, LLC. DCP Midstream, LLC is a joint venture between Enbridge Inc. and Phillips 66. For more information, visit the DCP Midstream, LP website at www.dcpmidstream.com.

CAUTIONARY STATEMENTS
This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond DCP's control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, DCP's actual results may vary materially from what management anticipated, estimated, projected or expected.
The key risk factors that may have a direct bearing on DCP's results of operations and financial condition are described in detail in the "Risk Factors" section of DCP's most recently filed annual report and subsequently filed quarterly reports with the Securities and Exchange Commission. Investors are encouraged to closely consider the disclosures and risk factors contained in DCP's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this announcement. DCP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. Information contained in this press release is unaudited, and is subject to change.

Investors or Analysts:
Irene Lofland, 303-605-1822

DCP MIDSTREAM, LP
FINANCIAL RESULTS AND
SUMMARY BALANCE SHEET DATA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016 (1)	2017	2016 (1)
	(Millions, except per unit amounts)
Sales of natural gas, NGLs and condensate	$1,936	$1,646	$5,641	$4,431
Transportation, processing and other	162	162	474	469
Trading and marketing (losses) gains, net	(43)	15	10	10
Total operating revenues	2,055	1,823	6,125	4,910
Purchases of natural gas and NGLs	(1,695)	(1,437)	(4,939)	(3,866)
Operating and maintenance expense	(168)	(161)	(513)	(506)
Depreciation and amortization expense	(94)	(94)	(282)	(284)
General and administrative expense	(69)	(64)	(202)	(187)
Asset impairments	(48)	—	(48)	—
Gain on sale of assets, net	—	41	34	35
Restructuring costs	—	(2)	—	(10)
Other (expense) income	—	(14)	(15)	68
Total operating costs and expenses	(2,074)	(1,731)	(5,965)	(4,750)
Operating (loss) income	(19)	92	160	160
Interest expense, net	(73)	(77)	(219)	(235)
Earnings from unconsolidated affiliates	74	75	234	214
Income tax expense	(2)	(1)	(5)	(6)
Net income attributable to noncontrolling interests	—	—	(1)	(1)
Net (loss) income attributable to partners	(20)	89	169	132
Net loss attributable to predecessor operations	—	31	—	105
General partner's interest in net income	(39)	(31)	(122)	(93)
Net (loss) income allocable to limited partners	$(59)	$89	$47	$144

Net (loss) income per limited partner unit — basic and diluted	$(0.41)	$0.78	$0.33	$1.26

Weighted-average limited partner units outstanding — basic and diluted	143.3	114.7	143.3	114.7

	September 30,	December 31,
	2017	2016 (1)
	(Millions)

Cash and cash equivalents	$312	$1
Other current assets	999	993
Property, plant and equipment, net	8,926	9,069
Other long-term assets	3,534	3,548
Total assets	$13,771	$13,611

Current liabilities	$1,284	$1,123
Current portion of long-term debt	500	500
Long-term debt	4,711	4,907
Other long-term liabilities	233	228
Partners' equity	7,016	6,821
Noncontrolling interests	27	32
Total liabilities and equity	$13,771	$13,611

(1)
Includes the DCP Midstream Business, which DCP acquired in January 2017, retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method.

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016 (1)	2017	2016 (1)
	(Millions)
Reconciliation of Non-GAAP Financial Measures:
Net (loss) income attributable to partners	$(20)	$89	$169	$132
Interest expense	73	77	219	235
Depreciation, amortization and income tax expense, net of noncontrolling interests	96	96	287	291
Distributions from unconsolidated affiliates, net of earnings	19	23	36	60
Asset impairments	48	—	48	—
Other non-cash charges	1	9	13	14
Gain on sale of assets, net	—	(41)	(34)	(35)
Non-cash commodity derivative mark-to-market	59	(9)	(1)	80
Adjusted EBITDA	276	$244	737	$777
Interest expense	(73)		(219)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(20)		(64)
Other, net	4		13
Distributable cash flow	$187	**	$467	**

Net cash provided by operating activities	$324	$217	$684	$521
Interest expense	73	77	219	235
Net changes in operating assets and liabilities	(175)	(34)	(153)	(48)
Non-cash commodity derivative mark-to-market	59	(9)	(1)	80
Other, net	(5)	(7)	(12)	(11)
Adjusted EBITDA	276	$244	737	$777
Interest expense	(73)		(219)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(20)		(64)
Other, net	4		13
Distributable cash flow	$187	**	$467	**

(1)
Includes the DCP Midstream Business, which DCP acquired in January 2017, retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method.

** Distributable cash flow for prior periods has not been calculated under the pooling method.

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016 (1)	2017	2016 (1)
	(Millions, except as indicated)		(Millions, except as indicated)
Gathering and Processing Segment:
Financial results:
Segment net income attributable to partners	$29	$134	$322	$310
Non-cash commodity derivative mark-to-market	51	5	4	73
Depreciation and amortization expense, net of noncontrolling interest	85	85	256	258
Asset impairments	48	—	48	—
Gain on sale of assets, net	—	(25)	(34)	(19)
Distributions from unconsolidated affiliates, net of earnings	6	5	10	18
Other charges	1	13	4	13
Adjusted segment EBITDA	$220	$217	$610	$653

Operating and financial data:
Natural gas wellhead (MMcf/d)	4,460	5,005	4,508	5,230
NGL gross production (MBpd)	376	392	365	401
Operating and maintenance expense	$154	$146	$469	$458

Logistics and Marketing Segment:
Financial results:
Segment net income attributable to partners	$99	$103	$278	$273
Non-cash commodity derivative mark-to-market	8	(14)	(5)	7
Depreciation and amortization expense	4	4	11	12
Gain on sale of assets, net	—	(16)	—	(16)
Distributions from unconsolidated affiliates, net of earnings	13	18	26	42
Other charges	—	—	9	—
Adjusted segment EBITDA	$124	$95	$319	$318

Operating and financial data:
NGL pipelines throughput (MBpd)	462	434	447	421
NGL fractionator throughput (Bbls/d)	49	52	48	50
Operating and maintenance expense	$9	$13	$31	$33

(1)
Includes the DCP Midstream Business, which DCP acquired in January 2017, retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method.

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017		2017
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$187		$467
Distributions declared **	$155		$424
Distribution coverage ratio - declared	1.21	x	1.10	x

Distributable cash flow	$187		$467
Distributions declared without IDR giveback	$155		$464
Distribution coverage ratio - declared without IDR giveback	1.21	x	1.01	x

Distributable cash flow	$187		$467
Distributions paid ***	$134		$390
Distribution coverage ratio - paid	1.40	x	1.20	x

** Distributions declared reflect $40 million of IDR givebacks for the nine months ended September 30, 2017. There was no IDR giveback adjustment to distributions declared for the quarter ended September 30, 2017.

*** Distributions paid reflect $20 million of IDR givebacks for the three months ended September 30, 2017, and $40 million of IDR givebacks for the nine months ended September 30, 2017.

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Twelve Months Ended
	December 31, 2017
	Low	High
	Forecast	Forecast
	(Millions)
Reconciliation of Non-GAAP Measures:
Forecasted net income attributable to partners	$165	$324
Distributions from unconsolidated affiliates, net of earnings	75	85
Interest expense, net of interest income	288	288
Income taxes	7	7
Depreciation and amortization, net of noncontrolling interests	398	398
Non-cash commodity derivative mark-to-market	7	8
Forecasted adjusted EBITDA	940	1,110
Interest expense, net of interest income	(288)	(288)
Maintenance capital expenditures, net of reimbursable projects	(100)	(145)
Income taxes and other	(7)	(7)
Forecasted distributable cash flow	$545	$670